Exhibit 1A-6.A

UNSECURED REVOLVING PROMISSORY NOTE

$500,000.00	Date: January 1, 2019
Chicago, Illinois

This UNSECURED REVOLVING PROMISSORY Note (this “Note”) is made as of this 1st day of January, 2019, by CERES COIN LLC, a Delaware limited liability company (the “Company”), to and in favor of CM SOLUTIONS LLC, a Delaware limited liability company (collectively with its successors and assigns, the “Holder”).

NOW, THEREFORE, in consideration of the performance of the terms, covenants, conditions and agreements hereafter set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Authorized Representative” means: (a) with respect to a corporation, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of such Person; (b) with respect to a limited liability company, the manager or the managing member (as applicable); and (c) with respect to a trust, the trustee(s). Any document delivered hereunder that is signed by an Authorized Representative of the Company shall be conclusively presumed to have been authorized by all necessary corporate, partnership, trust and/or other action on the part of the Company and such Authorized Representative shall be conclusively presumed to have acted on behalf of the Company.

“Default Rate” shall mean an annual rate equal to the lesser of: (a) the Interest Rate plus five percent (5%); or (b) the maximum interest rate permissible per annum under applicable law.

“Enforcement Expenses” has the meaning given in Section 8(k) hereof.

“Event of Default” has the meaning given in Section 5 hereof.

“Interest Rate” shall mean five percent (5.00%) per annum.

“Loan Advance” has the meaning given such term in Section 2(a).

“Maturity Date” means the earlier of: (a) December 31, 2020; or (b) the closing date of a Qualified Financing.

“Obligations” shall mean and include all loans (including the Loan), advances (including the Prior Advanced Amount and all Loan Advances made hereunder), debts, liabilities and obligations, howsoever arising, owed by Company to Holder of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note, including, all principal, interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Company hereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101, et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Principal Balance” means, at any time, the then aggregate unpaid principal balance of the Loan.

“Qualified Financing” means a transaction, or series of transactions, occurring after the date of this Note pursuant to which the Company issues and sells equity or debt securities for aggregate gross proceeds of at least $500,000.

2.             Borrowing Provisions; Acknowledgements.

(a)            Commitment; Loan Advances. Subject to the terms and conditions of this Agreement (including this Section 2), and in reliance upon the representations and warranties of the Company set forth herein:

(i)       Holder agrees to make one or more loans (individually and collectively, the “Loan”) to the Company from time to time in the maximum aggregate principal amount at any one time outstanding up to, but not exceeding, $500,000 (the “Maximum Commitment Amount”); and

(ii)       Holder has conditionally agreed to make one or more advances of the Loan (each a “Loan Advance”) to the Company from time to time, in the maximum aggregate principal amount at any one time outstanding up to, but not exceeding, the Maximum Commitment Amount.

The parties acknowledge and agree that Loan is a revolving credit facility and, accordingly, any portion of the Principal Balance (including any portion of the Prior Advanced Amount) that is repaid or prepaid may be re-borrowed subject to the terms hereof.

(b)           Prior Advanced Amount. Notwithstanding the forgoing or anything to the contrary herein, the Company hereby acknowledges and agrees:

(i)       Holder has previously advanced (or otherwise in connection with the execution and delivery of this Note will have advanced) $173.356 of the Loan proceeds to the Company (such amounts, the “Prior Advanced Amount”);

(ii)       the Prior Advanced Amount remains unpaid and outstanding as of the date hereof;

(iii)       the disbursement of the Prior Advanced Amount will be deemed a Loan, and a Loan Advance, for all purposes of this Note; and

(iv)       Holder shall have no obligation whatsoever hereunder to make any further Loan Advance, or otherwise make any further Loan, of such Prior Advanced Amount (or any portion thereof) to the Company.

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(c)           Manner of Borrowing. Each request for a Loan Advance (each a “Loan Advance Request”) shall:

(i)       be made to the Holder, orally or in writing, by an Authorized Representative of the Company (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in by no later than 12:00 p.m. (Chicago time) on the same business day);

(ii)       specify the total aggregate amount of the requested Loan Advance (provided that, unless otherwise agreed to by Holder (in its sole and absolute discretion), each requested Loan Advance shall be in an aggregate amount of at least Ten Thousand Dollars ($10,000));

(iii)       specify the date the requested Loan Advance is to be made (which must be a business day);

(iv)       specify the preferred method of distribution of the requested Loan Advance (including specifying all necessary wire instructions, as applicable); and

(v)       be accompanied by all such supporting documents, agreements, calculations or other information as Holder may require (in its sole and absolute discretion), if any, in connection with reviewing the subject Loan Advance Request.

To the extent a Loan Advance Request has been approved by Holder (in whole or in part) the subject Loan Advance (or applicable portion thereof) will be made to the Company on such date and time, and in such manner, mutually agreed to by the parties.

(d)           Acknowledgements. The Company hereby further acknowledges and agrees that:

(i)       to the extent so delivered, each Loan Advance Request shall be deemed a representation and warranty by the Company that each of the representations and warranties of the Company made hereunder are true and correct on, and as of, both the date of such Loan Advance Request and the date the requested Loan Advance (or applicable portion thereof) is actually made (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties will have been true and correct on such earlier date); and

(ii)       Holder shall at all times have the right, in its sole and absolute discretion and for any reason (or no reason) whatsoever, to reject any Loan Advance Request (in whole or in part) or otherwise not fund the subject requested Loan Advance (in whole or in part).

3.             Payment Provisions.

(a)          Repayment. Except as may otherwise be accelerated or declared due pursuant to the terms of this Note, the Company shall not be obligated to any payment of principal or interest until the Maturity Date. To the extent not sooner repaid or accelerated pursuant to the terms hereof, the Company shall repay the entire outstanding principal amount of the Loan, together with all accrued and unpaid interest thereon and all other amounts then outstanding under this Note, on the Maturity Date.

(b)          Interest.

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(i)       Interest Rate. Except as otherwise noted herein or in the Note, the Principal Balance shall bear interest a per annum rate equal to the Interest Rate, compounded annually.

(ii)       Default and Default Interest. Notwithstanding Section 3(b)(i) above, upon the occurrence (and during the continuance) of an Event of Default hereunder, the Interest Rate shall thereafter increase and accrue on the whole of the then outstanding Principal Balance of this Note at a per annum rate equal to the Default Rate.

(iii)       Interest Calculation. All interest payable shall be computed on the basis of a three hundred sixty (360) day year containing twelve (12), thirty (30) day months, provided that partial month interest shall be computed on the basis of the actual number of days such Principal Balance is outstanding. Notwithstanding anything contained herein to the contrary, all interest calculations made by Holder hereunder, and all calculations of the interest payments to be made by the Company pursuant to the terms of this Note, shall binding and conclusive on the Company absent demonstrable error.

(c)          Repayment on Maturity; Balloon Payment. Except as may otherwise be accelerated or declared due pursuant to the terms of this Note, the entire outstanding principal amount of this Note, together with all then unpaid and accrued interest thereon and all other amounts payable hereunder, shall be due and payable by the Company on the Maturity Date. The Company hereby acknowledges that this is a balloon note and on the Maturity Date a substantial portion of the (in not the entire) then outstanding Principal Balance of this Note will remain unpaid based on the payment schedule contained herein requiring the Company to make a substantial balloon payment on the Maturity Date.

(d)          Application of Payments. All payments hereunder, however designated by the party making the same, shall:

(i)       provided no Event of Default shall have then occurred and be continuing, be applied in the following order of priority: (i) first to the payment of all then unpaid Enforcement Expenses, if any (ii) next, to the payment of all then accrued and unpaid interest owed by the Company hereunder; (iii) next, to the payment of all then other outstanding Obligations of other than the then outstanding Principal Balance; and (iv) next, the payment of the then outstanding Principal Balance; and

(ii)        provided an Event of Default shall have then occurred and be continuing, be applied in such order and priority as determined by Holder in its sole and absolute discretion.

(e)          Payment Method. Unless otherwise requested by the Holder, in writing, all payments of principal or interest (or other amounts) due hereunder shall be paid to the Holder by wire transfer of immediately available funds, or by preauthorized Automated Clearinghouse transactions (“ACH”), as directed (in writing) by the Holder, and in any instance, in immediately available funds and in full without deduction, setoff, counterclaim or other defense of any kind.

(f)           Prepayments. Any part or all of the Obligations may be prepaid at any time or times without the payment of any additional fee or penalty in connection therewith.

4.            Use of Proceeds. All amounts previously/to be (as applicable) disbursed by (or on behalf) of the Holder to the Company, or otherwise evidenced by this Note, have been/will be (as applicable) used by Company for operating expenses and ordinary capital expenditures, and for no other purpose. Without limiting the generality of the foregoing, Company hereby certifies and agrees that all amounts evidenced by this Note will be deemed a “business loan” and will be exempt from all interest limitations under applicable law related to non-business loans.

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5.           Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)           Failure to Pay. Company shall fail to pay (i) when due any principal or interest payment on the due date hereunder; or (ii) any other payment required under the terms of this Note on the date due and such payment shall not have been made within five (5) days of Company’s receipt of Holder’s written notice to Company of such failure to pay.

(b)          Breaches. Company shall fail to observe or perform any other covenant, Obligation, condition or agreement contained in this Note, and such failure, if capable of cure, shall continue for ten (10) days following, and otherwise upon, Company’s receipt of written notice of such failure from Holder.

(c)           Default under other Indebtedness. Any default or event of default shall occur under the terms, documents, agreements or instruments applicable to or evidencing any indebtedness of Company and such default shall (i) consist of the failure to pay such indebtedness when due, whether by acceleration or otherwise, (ii) accelerate the maturity of such indebtedness, or (iii) permit the lenders thereunder, or any trustee or agent for such lenders, to cause such debt to become due and payable (or require Company to purchase or redeem such debt or post cash collateral in respect thereof) prior to its expressed maturity.

(d)          Judgments. Any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes, excluding judgments covered by insurance, shall be entered or filed against Company or against any of its property and which remains unvacated, unstayed or unsatisfied for a period of thirty (30) days.

(e)           Liens. A notice of lien, levy, or assignment is filed or recorded with respect to any or all assets of Company by the United States government or any department, agency or instrumentality thereof or by any state, county, municipal or other governmental agency, or if any taxes or debts owing at any time to any one of them becomes a lien or encumbrances upon Company’s assets and any of the foregoing is not released, bonded or otherwise secured to Holder’s reasonable satisfaction within five (5) days after the same becomes a lien or encumbrance on such assets.

(f)           Voluntary Bankruptcy or Insolvency Proceedings. The Company shall: (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature; (iii) make a general assignment for the benefit of its or any of its creditors; (iv) be dissolved or liquidated; (v) become insolvent (as such term may be defined or interpreted under any applicable statute); (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or (vii) take any action for the purpose of effecting any of the foregoing.

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(g)          Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

6.            Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default described in Sections 5(a) through 5(e), and at any time thereafter, at the option and upon Holder’s written declaration to Company, all outstanding Obligations (including, for the avoidance of doubt all outstanding principal and accrued and unpaid interest on this Note) shall be immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 5(f) and 5(g), immediately and without notice, all outstanding Obligations (including, for the avoidance of doubt all outstanding principal and accrued and unpaid interest on this Note) shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy permitted at law or in equity, either by suit in equity or by action at law, or both.

7.            Unsecured Note. This Note is, and will be, a general unsecured obligation of the Company.

8.            Miscellaneous.

(a)          Time of the Essence. Time is of the essence with regard to the performance of the Obligations of the Company in this Note and each and every term, covenant and condition herein by or applicable to the Company.

(b)          Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law. Any term or provision of this Note that is invalid or unenforceable in any situation shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation. In the event that any clause, term, or condition of this Note shall be held invalid or contrary to law: (i) this Note shall remain in full force and effect as to all other clauses, terms, and conditions; (ii) the subject clause, term, or condition shall be revised to the minimum extent necessary to render the modified provision valid, legal and enforceable; and (iii) the remaining provisions of this Note shall be amended to the minimum extent necessary so as to render the Note as a whole most nearly consistent with the parties’ intentions in light of the modification or removal of the invalid or illegal provision.

(c)          Company Not Released. No delay or omission of Holder to exercise any of its rights and remedies under this Note shall constitute a waiver of the right of Holder to exercise such rights and remedies. The acceptance by Holder of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of Holder’s right to either require prompt payment when due of all other sums payable hereunder or to declare a default for failure to make prompt payment.

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(d)          Amendments. No waiver, amendment or modification of any provisions of this Note shall be effective unless in writing and signed by a duly Authorized Representative of the party against whom such waiver, amendment or modification is sought to be enforced.

(e)          Further Assurances and Additional Documents. The Company shall, at the request of Holder at any time and from time to time following the execution of this Note, promptly execute and deliver, or cause to be executed and delivered, to Holder all such further documents and instruments and take all such further action as may be reasonably necessary or appropriate to confirm or carry out the provisions and intent of this Note.

(f)           Assignment; Successors and Assigns. This Note may be sold, assigned or otherwise transferred by Holder without the consent of the Company. This Note may not be assigned or otherwise transferred by the Company without the prior written consent of Holder. All of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the respective executors, administrators, legal representatives, successors and permitted assigns of each of the parties hereto.

(g)          Section Headings. Construction. The headings of Sections and subsections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note shall be read as singular, plural, masculine, feminine or neuter as may be appropriate given the context and the circumstances then existing. Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

(h)          Waiver. Except for such notices as may be expressly required hereunder, the Company hereby waives presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence.

(i)           Notices. All notices, requests and demands hereunder shall be in writing and: (i) made to a party at the address identified on such party’s signature page hereto, or to such other address as a party may designate by written notice to the other parties in accordance with this provision, and (ii) deemed to have been given or made: (1) if delivered in person, immediately upon delivery, (2) if by nationally recognized overnight courier service with all delivery fees prepaid and with instructions to deliver the next business day, one (1) business day after sending, or (3) if by certified mail, with all postage fees paid and return receipt requested, three (3) business days after mailing. A written notice shall also be deemed received on the date delivery shall have been refused at the address required by this Note.

(j)           Confession of Judgment. The Company hereby irrevocably authorizes and empowers any attorney-at-law to appear in any court of record and to confess judgment against the Company for the unpaid amount of this Note as evidenced by an affidavit signed by Holder setting forth the amount then due, including attorneys’ fees plus costs of suit, and to release all errors, and waive all rights of appeal. If a copy of this Note verified by an affidavit, shall have been filed in the proceeding, it will not be necessary to file the original as a warrant of attorney. The Company also hereby waives the right to any stay of execution and the benefit of all exemption laws now or hereafter in effect. No single exercise of the foregoing warrant and power to confess judgment will be deemed to exhaust the power, whether or not any such exercise shall be held by any court to be invalid, voidable, or void; but the power will continue undiminished and may be exercised from time to time as Holder may elect until all amounts owing on this Note have been paid in full. The Company hereby further waives and releases any and all claims or causes of action which the Company might have against any attorney acting under the terms of authority which the Company has granted herein arising out of or connected with the confession of judgment hereunder. Notwithstanding anything to the contrary contained herein, Holder shall not exercise its rights with respect to the foregoing power of attorney unless or until an Event of Default has occurred (subject to the expiration of applicable notice and cure periods, if any).

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(k)           Enforcement Expenses. The Company agrees to pay, within five (5) days of Holder’s demand therefor, any and all costs, fees and expenses (including reasonable attorneys’ fees, costs and expenses and whether or not there a lawsuit or other action is instituted; individually and collectively, the “Enforcement Expenses”) incurred by, or on behalf of, Holder: (i) in enforcing any of Holder’s rights hereunder; and (ii) in representing Holder in any litigation, contest, suit or dispute or to commence, defend or intervene or to take any action with respect to any litigation, contest, suit or dispute (whether instituted by Holder, the Company or any other person) in any way relating to this Note or the Obligations of the Company hereunder. To the extent any such Enforcement Expenses are not paid, the same shall become part of the Company’s Obligations to Holder under this Note and shall accrue interest at the Default Rate from the date incurred until paid.

(l)           Governing Law; Jurisdiction; Waiver of Jury Trial. This Note shall be construed and enforced in accordance with and governed by the internal laws of the State of Illinois without regard to the choice or conflict of law principles or rules that may cause the application of the laws of any jurisdiction other than those of the State of Illinois. The parties hereby irrevocably agree that: (i) any action or proceeding arising out of or relating to this Note shall be commenced in any court of competent jurisdiction in the State of Illinois, or in the District Court of the United States in the Northern District of Illinois; (ii) summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served personally or by registered mail as provided in this Note, or as otherwise provided under the laws of the State of Illinois; (iii) to the fullest extent permitted by law, such party waives any objection he/she/it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; and (iv) to the fullest extent permitted by law, such party hereby waives its right to a jury trial for any claims that may arise out of this Note.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has executed this UNSECURED REVOLVING PROMISSORY NOTE as of the day and year first above written.

COMPANY:	CERES COIN LLC, a Delaware limited liability company

By:
Charlie Uchill, Authorized Signatory

Address: c/o CM Solutions LLC 39W462 Baert Lane, St. Charles, Illinois 60175 Attn: Charlie Uchill

AGREED AND ACCEPTED:

CM SOLUTIONS LLC, a Delaware limited liability company

By:
Charlie Uchill, Authorized Signatory

Address:   CM Solutions LLC

39W462 Baert Lane,

St. Charles, Illinois 60175

Attn: Charlie Uchill

Signature Page to Unsecured Revolving Promissory Note